Exhibit 23.2
CONSENT OF RYDER SCOTT COMPANY, L.P.

We have issued our report dated January 21, 2016 on estimates of proved reserves, future production and income attributable to certain leasehold interest of Diamondback Energy, Inc. (“Diamondback”) as of December 31, 2015 included in Diamondback’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “Report”). As independent oil and gas consultants, we hereby consent to (i) the incorporation by reference of the Report in this Registration Statement on Form S-8 of Diamondback (this “Registration Statement”), (ii) the use in this Registration Statement of the information contained in the Report and in our prior reserve reports and (iii) all references to our firm in this Registration Statement.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
January 25, 2017